Exhibit 99.1

Helius Medical Technologies, Inc. Announces Reverse Stock Split

NEWTOWN, Pa., December 31, 2020 (GLOBE NEWSWIRE) -- Helius Medical Technologies, Inc. (Nasdaq:HSDT) (TSX:HSM) (“Helius” or the “Company”), a neurotech company focused on neurological wellness, announced today a 1-for-35 reverse split of its Class A common stock, par value $0.001 (“common stock”), effective at 5:00 pm Eastern time today. Beginning on January 4, 2021, the Company’s common stock will trade on The Nasdaq Capital Market and the Toronto Stock Exchange on a split adjusted basis.

Upon effectiveness, the reverse stock split will cause a reduction in the number of shares of common stock outstanding and issuable upon the conversion of the Company’s outstanding stock options and warrants in proportion to the ratio of the reverse split, and will cause a proportionate increase in the conversion and exercise prices of such stock options and warrants. Each outstanding 35 shares will be combined, converted and changed into 1 share of Common Stock, to enable the Company to comply with the Nasdaq Stock Market’s continued listing requirements. Any fraction of a share of Common Stock that would be created as a result of the Reverse Stock Split will be rounded down to the next whole share and the stockholder will receive cash equal to the market value of the fractional share, determined by multiplying such fraction by the closing sales price of the Company’s Common Stock as reported on Nasdaq on the last trading day before the Reverse Stock Split becomes effective (on a split-adjusted basis).

The number of authorized shares of the Company’s common stock will remain at 150 million, while the number of outstanding shares will be reduced from approximately 51.9 million to approximately 1.5 million.

The Company’s common stock will continue to trade on The Nasdaq Capital Market under the symbol “HSDT” and on the Toronto Stock Exchange under the symbol “HSM.” The new CUSIP number for the common stock following the reverse split is 42328V 603.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on November 30, 2020, a copy of which is also available on the Investor Relations section of the Company’s website.

About Helius Medical Technologies, Inc.

Helius Medical Technologies is a neurotech company focused on neurological wellness. The Company’s purpose is to develop, license and acquire unique and non-invasive platform technologies that amplify the brain’s ability to heal itself. The Company’s first commercial product is the Portable Neuromodulation Stimulator (PoNSTM). For more information, visit www.heliusmedical.com.

Investor Relations Contact:

Westwicke Partners on behalf of Helius Medical Technologies, Inc.
Mike Piccinino, CFA
443-213-0500
investorrelations@heliusmedical.com

The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this news release.